JNL Series Trust 485BPOS

Exhibit 99.28(d)(30)(iii)

Second Amendment

to Amended and Restated

Sub-Advisory Agreement Between

Jackson National Asset Management, LLC

and J.P. Morgan Investment Management Inc.

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and J.P. Morgan Investment Management Inc., a Delaware corporation and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into an Amended and Restated Sub-Advisory Agreement, effective as of the 1st day of September, 2022, as amended (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios (each, a “Fund”) of JNL Series Trust (the “Trust”), as listed on Schedule A to the Agreement.

Whereas, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

Whereas, the Board of Trustees of the Trust approved the JNL/JPMorgan Nasdaq® Hedged Equity Fund as a new fund of the Trust and the Sub-Adviser to provide sub-investment advisory services to the JNL/JPMorgan Nasdaq® Hedged Equity Fund, effective October 21, 2024.

Whereas, the Parties have agreed to amend Schedule A and Schedule B of the Agreement, effective October 21, 2024, to i) add the JNL/JPMorgan Nasdaq® Hedged Equity Fund and the Fund’s fees; and ii) modify footnote 1 in the fee schedule to include the JNL/JPMorgan Nasdaq® Hedged Equity Fund for purposes of calculating the fee applicable to each Fund with this footnote.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated October 21, 2024, attached hereto.

2)	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated October 21, 2024, attached hereto.

3)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

4)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

5)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective October 21, 2024.

Jackson National Asset Management, LLC		J.P. Morgan Investment Management Inc.

By:	/s/ Emily J. Bennett	By:	/s/ Ana Brands
Name:	Emily J. Bennett	Name:	Ana Brands
Title:	VP and Deputy General Counsel	Title:	Vice President

Schedule A

Dated October 21, 2024

Funds
JNL/JPMorgan Global Allocation Fund
JNL/JPMorgan Hedged Equity Fund
JNL/JPMorgan MidCap Growth Fund
JNL/JPMorgan Nasdaq® Hedged Equity Fund
JNL/JPMorgan U.S. Government & Quality Bond Fund
JNL/JPMorgan U.S. Value Fund

A-1

Schedule B

Dated October 21, 2024

(Compensation)

JNL/JPMorgan Global Allocation Fund
Average Daily Net Assets	Annual Rate*[1]
$0 to $1 Billion	0.390%[2]
$1 to $1.5 Billion	0.365%[2]
Amounts over $1.5 Billion	0.33%[2]

* The annual rates stated above will be reduced by the Acquired Fund Fees and Expenses (“AFFE”) attributable to the JNL/JPMorgan Global Allocation Fund’s investment in funds managed by the Sub-Adviser (each an “Underlying Fund”). The AFFE for each Underlying Fund is the “Total Annual Fund Operating Expenses after Fee Waivers and/or Expense Reimbursements” disclosed in the current prospectus for each Underlying Fund.

JNL/JPMorgan Hedged Equity Fund
Average Daily Net Assets	Annual Rate[1]
$0 to $100 Million	0.33%[2]
Amounts over $100 Million	0.22%[2]

JNL/JPMorgan MidCap Growth Fund
Average Daily Net Assets	Annual Rate
$0 to $100 Million	0.40%
Amounts over $100 Million	0.35%

JNL/JPMorgan Nasdaq® Hedged Equity Fund
Average Daily Net Assets	Annual Rate[1]
$0 to $100 Million	0.33%[2]
Amounts over $100 Million	0.22%[2]

JNL/JPMorgan U.S. Government & Quality Bond Fund
Average Daily Net Assets	Annual Rate
$0 to $75 Million	0.17%
$75 Million to $150 Million	0.15%
$150 Million to $250 Million	0.12%
Amounts over $250 Million	0.10%

JNL/JPMorgan U.S. Value Fund
Average Daily Net Assets	Annual Rate[1]
$0 to $200 Million	0.295%[2]
$200 Million to $300 Million	0.220%[2]
Amounts over $300 Million	0.175%[2]

1 Effective as of April 26, 2021, a fee discount is offered for the JNL/JPMorgan Global Allocation Fund, the JNL/JPMorgan Hedged Equity Fund, and the JNL/JPMorgan U.S. Value Fund, and effective as of October 21, 2024, a fee discount is offered for the JNL/JPMorgan Nasdaq® Hedged Equity Fund, each a Fund of the Trust, as provided in the Sub-Adviser’s Relationship Pricing Arrangement with Jackson National Asset Management, LLC updated as of October 21, 2024 (the “Discount Agreement”). The Sub-Adviser provides sub-investment advisory services for other Funds of the Trust that are not eligible for the fee discount.

2 The sub-advisory fee discounts shall be calculated pursuant to the Discount Agreement.

B-2